Exhibit 99.1

Zion Oil & Gas Newsletter

August 6, 2010
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Dear Shareholder and/or Friend of Zion

I'll start with most welcome news - the rig mobilization (from the Ma'anit-Rehoboth #2 wellsite to the Ma’anit-Joseph #3 wellsite) has begun, as you can see in the pictures below.

Our current schedule indicates an August 17 - 19, 2010 spud date window for the new well and the latest news regarding rig mobilization sustains that date.

Since my last update to you (on July 23, 2010) we have almost completed the site construction for the Ma'anit-Joseph #3 well.

In the past week, I visited the new wellsite, so here are some photographs (from August 3rd, 4th and 5th) showing that the site has been almost fully prepared. As I walked around the site, I saw that everything was very much in good order. Due to all the prior planning, our staff and contractors are now implementing their site construction work in a very calm and professional manner.

The Ma'anit-Joseph #3 wellsite (Aug 3, 2010).

The Platform showing the 'Conductor Pipe' (that will serve as a guide for the drill bit when the well is spud) and the 'Mud Pit' (Aug 3, 2010).

A close-up of the Conductor Pipe (Aug 3, 2010).

The 'Mud Pit' being lined (Aug 4, 2010).

Digging a channel for the service pipes (Aug 4, 2010).

The 'Mud Pit' and the full wellsite (Aug 4, 2010).

The first containers arrive at the wellsite (Aug 5, 2010)

The conductor pipe and base of the rig (Aug 5, 2010)

The mud log unit on site  (Aug 5, 2010)

So, our operations department is moving into high gear, as we all look forward to being back in daily drilling operations very soon.

Here is the latest, more detailed, news on Operations:

Ma'anit-Joseph #3 Well (M-J #3)

Well site construction has continued to be the primary activity ongoing at the Ma'anit-Joseph #3 well for the past two weeks.  The work done by our general contractor for this site was successfully concluded last week and the remaining work is now being handled by our local roustabout crew, under the watchful eye of Zion’s field manager. This remaining work includes the placement of mobile units that will serve as field offices and laboratories; installation of lighting and power generation facilities; installation of safety and security equipment; and various other location enhancements that will make the wellsite ready for continuous drilling operations.

In addition to finalizing our drill site, work has begun on the installation of an “acoustic wall”.  This structure will mitigate sound effects from our drilling operations, so that the surrounding communities are not adversely affected by our drilling operations.  Completion of the acoustic wall installation is expected to occur concurrent with our spud date for the new well.

Mobilization of the drilling rig from its temporary storage at the Ma’anit-Rehoboth #2 wellsite began this week.  Full mobilization and rig-up will require approximately 10 – 12 days. It is good to see our rig crew staff back after the short absence following completion of their work on the Ma’anit-Rehoboth #2 well.  With the crew back on site and the rig beginning its move, we anticipate that drilling operations will soon commence.

Equipment and well services continue to be procured and received.  We have experienced a few short delays in the anticipated receipt of some equipment which could impact the timing of when we spud the well.  Still, we remain optimistic that our spud date will occur at mid-month and are now projecting a specific time frame for this spud date of August 17 – 19.

The Issachar-Zebulun Permit Area

As previously reported, on June 16, 2010, field acquisition of new 2-dimensional seismic in the Jordan River Valley section of our Issachar-Zebulun permit area was successfully concluded.  Approximately 30 km of new seismic data was collected on Zion's behalf by the Geophysical Institute of Israel (GII).

This data continues to be processed by a geophysical consultant in the United States, and now also GII, into usable graphic imagery that can then be interpreted by our geologists in their investigation for future drilling prospects.  The processing and interpretation of this data is expected to be finalized by October 2010.

Elijah #3 Well

As previously noted, the Elijah #3 well was drilled to a depth of approximately 10,938 feet (3,334 meters) when the drill string became stuck within the Asher Volcanics section of the hole. After recovering a significant portion of the stuck drill pipe, progress in recovering the remainder of the pipe slowed and the decision was made to temporarily suspend drilling operations pending further analysis of the situation. As there were questions regarding the volcanic rock that caused the stuck pipe, we decided to acquire additional field seismic data in order to help to resolve questions regarding the geology.

On June 30, 2010, GII successfully concluded field acquisition of approximately 25 km of new 2-dimensional seismic data within the Elijah #3 project area.  This data will help us to resolve certain questions regarding the geology of the area surrounding this well.

 As with the seismic data collected in the Issachar-Zebulun permit area, this data will also need to be processed and subsequently interpreted.  In this case, however, we are not looking for new prospects but instead looking for greater clarity in the geology that underlies our Elijah-3 well.

Processing of the Elijah #3 seismic data is now underway and is being done by both GII and a geophysical consultant in the United States.

Ma'anit-Rehoboth #2 Well (M-R #2)

This well is currently temporarily suspended for possible future use as an offset well to the Ma'anit-Joseph #3 (M-J #3) well which is to be drilled a short distance away.

It is important to note that we are drilling to the deep "Permian" structure in the M-J #3 well; whereas the various intervals tested in the M-R #2 well consisted of shallower and younger age rocks. As such, and despite the relative proximity of these two wells, the results of the M-R #2 well tests are not necessarily correlative to what we expect in the Permian of the M-J #3 well.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, spud dates, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, the procurement of needed drilling permits, drilling efforts and locations, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com
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